Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

CONTACTS:
J.C. Weigelt	Candace Steele Flippin
Investor Relations	Media Relations
Tel 651 756 4347	Tel 651 756 3029
jweigelt@sjm.com	csflippin@sjm.com

St. Jude Medical Appoints David Dvorak to its Board of Directors

ST. PAUL, Minn. — August 5, 2015 — St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced the appointment of David C. Dvorak — President and Chief Executive Officer of Zimmer Biomet — to its Board of Directors, effective August 4, 2015.

Mr. Dvorak has been President and Chief Executive Officer and a member of the Board of Directors of Zimmer Holdings Inc., a worldwide leader in musculoskeletal health care, for eight years. Mr. Dvorak joined Zimmer Holdings Inc. in December 2001 — shortly following the company’s spin-off from Bristol-Myers Squibb — and has served in many executive roles including Group President of Global Businesses, Chief Legal Officer, Executive Vice President of Corporate Services, Chief Counsel and Secretary, Chief Compliance Officer, and Senior Vice President of Corporate Affairs and General Counsel. He currently serves as a member of the Board of Directors of the Advanced Medical Technology Association (AdvaMed), and previously served as Chairman of the Board of AdvaMed.

“We are very pleased to have David Dvorak join the St. Jude Medical Board of Directors,” said St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks. “David is a distinguished leader in the medical technology industry and will offer a broad strategic perspective to our business. We look forward to his future contributions as St. Jude Medical continues to deliver on its innovation-based growth strategy.”

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com or follow us on Twitter @SJM_Media.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the

Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2015. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.